2023 Corporate sustainability report. SEI INVESTMENTS COMPANY

1Sustainability reportB Sustainability report Our unique position at the center of the financial services industry enables us to build deep connections across our clients, markets, and communities, and we believe these connections can help build a sustainable future. Our values are the foundation from which we drive our company’s and our clients’ long-term success and make an impact on our communities. We work with each other and welcome diverse perspectives to foster an inclusive environment and solve problems that matter. We think and act like owners, having the courage to push boundaries and do the right thing in the best interest of our company, clients, and community. As we continue our efforts to best position SEI for the next generation of wealth and investment management, we are thoughtfully investing in our people, technology, operations, and solutions. We also made investments in our community—inside and outside our four walls—to cultivate and strengthen relationships and help effect positive change. We’re proud of what we accomplished in 2023, but we know there is more we can do together. Markets across the globe are grappling with rapid, everlasting change, and we remain focused on seizing opportunities to leverage the unmatched breadth of our capabilities to address our clients’ most critical challenges and help enable their sustainability. Building brave futures® is more than just our brand. It’s our aspiration to deliver the most value for our stakeholders—helping our clients, employees, and communities power growth, make confident decisions, and protect futures. Thank you for your continued trust and support. Ryan P. Hicke Chief Executive Officer TABLE OF CONTENTS 2 Introduction Sustainability at SEI 4 Company values Six core beliefs of our culture 6 Governance and ethics Ethics and compliance Fair marketing and communications Enterprise risk management 14 Sustainable investing Sustainable investing leadership Sustainability in manager research Sustainable investing solutions Investment stewardship Investment risk management 24 Our people Diversity, equity, and inclusion Employee resource groups Employee benefits Talent acquisition Employee statistics Training and development 36 Environmental sustainability Greenhouse gas emissions Waste management Water resources 40 SASB® Standards

2 Sustainability report 3Sustainability report INTRODUCTION We deliver technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, we work with corporations, financial institutions and professionals, and ultra-high-net-worth families to help power growth, make confident decisions, and protect futures. As of Dec. 31, 2023, we manage, advise, or administer approximately $1.4 trillion in assets. Sustainability at SEI We believe that our business should be conducted in a manner that achieves sustainable growth and demonstrates a commitment to corporate social responsibility. As such, our Code of Conduct requires all employees to act honestly, ethically, and with integrity in our dealings with each other and our stakeholders. Sustainability is an important component of certain aspects of our business. SEI’s progress and priorities are detailed throughout this report. Each of our company’s nine employee-led resource groups also contributes to SEI’s sustainability efforts by engaging, educating, and supporting employees through grassroots programs focused on philanthropy and volunteerism, diversity, environmental sustainability, military and veterans support, women’s empowerment, and wellness. More information can be found under “Employee resource groups” on page 26. Financial summary (In thousands, except per-share data*) 2023 Change from 2022 Revenues $1,919,793 4% Income from operations $424,524 11% Net income $462,258 3% Diluted common shares outstanding 133,728 3% Diluted earnings per share $3.46 – *Statistics as of Dec. 31, 2023 ABOUT THE REPORT As a provider of technology and investment solutions that connect the financial services industry, we work with corporations, financial institutions and professionals, and ultra-high-net-worth families to help power growth, make confident decisions, and protect futures. We understand that our stakeholders look to us for information about how we approach corporate sustainability and the degree to which, if any, our products and solutions may enable a more sustainable economy. As investors, we also recognize the need for comparable, industry-relevant disclosures. For the reporting period of fiscal year 2023, we have aligned this document with the SASB® Standards for the Software & IT Services and Asset Management & Custody Activities sectors. Data pertaining to our affiliate, LSV Asset Management, is not included within this report.

4 Sustainability report COMPANY VALUES Our values. Six core values are the foundation of SEI’s culture. Care for our clients, communities, investors, and each other drives our commitment to these values. Client experience principles Care for clients. Care for SEI. Know and anticipate our clients’ needs, desires, goals, and challenges. Open ourselves to our clients. Be open to possibilities. Simplify the complex. Make it easy to work with us. Act in the best interest of our clients. Own the experience. Exceed. courage We think and act like owners, embracing risk to drive growth for our clients and company. integrity We do what we say and act with transparency (because it’s the right thing to do). collaboration We work with each other, our clients, partners, and communities to solve problems that matter. inclusion We nurture an environment of respect and belonging where people are empowered to be themselves. connection We build lasting relationships through which we learn, grow, and succeed. fun We have fun. SEI and the Philadelphia Phillies team up In 2023, we announced a multiyear strategic partnership with the Philadelphia Phillies to strengthen SEI’s brand, enhance our culture, and make an even greater impact in our local communities. Through the partnership, we host events, including an annual wiffle ball tournament for employees, a hackathon competition for local university students, and volunteering and networking opportunities to integrate both world-class organizations. SEI also served as the presenting sponsor of the Phillies’ Season of Giving, and we support nonprofit organizations that carry out our shared values and enrich the communities we serve through our annual co-branded charitable fund of $100,000. 5Sustainability report

7Sustainability report6 Sustainability report Governance and ethics. For more than 55 years, our commitment to operating with the highest standard of ethics and integrity has strengthened our reputation as a trusted strategic partner across the financial services industry globally. Ethics and compliance We are dedicated to ethical business practices and have a Code of Conduct that promotes an ethically strong and safe work environment. Our Board of Directors has oversight of our Code of Conduct. Code of Conduct Our Code of Conduct requires employees to comply with all applicable laws, and it addresses a wide range of activities, including: • Decision-making • Employee activities (e.g., conflicts of interest, civic/political activities, loans to employees, insider trading, fair dealing, etc.) • Reputational risk • Promoting a positive work environment • Recordkeeping • Compliance with law • Audits, investigations, and legal proceedings • Delegation of authority • Confidential information and privacy • Public disclosures • Compliance • Fiduciary duties Our Code of Conduct is publicly available in full at seic.com. Training All employees, including part-time employees, receive training upon hire, as well as annually, on the contents and importance of the Code of Conduct, related policies, and the manner in which violations must be reported. Additionally, employees may be required to annually certify that they have read and reviewed the Code of Conduct. Whistleblowing, complaints, and non-retaliation SEI is committed to conducting its business activities with integrity. We believe that personal accountability is the foundation of ethical conduct, and we encourage employees to speak up about any potential wrongdoing. An employee may escalate concerns to their manager, any member of senior management, a member of the Legal and Compliance teams, or Workforce Development (human resources). SEI has also contracted a third-party vendor to provide confidential reporting, available in multiple languages, 24 hours a day, and seven days a week, with the option to remain anonymous. SEI prohibits any form of retaliation against employees who, for lawful purposes, report a concern regarding a suspected violation or wrongdoing. SEI also prohibits any form of retaliation against employees who provide information, cause information to be provided, or assist in an investigation conducted by SEI or any governmental body regarding a possible violation of any law, regulation, or policy relating to fraud. The same protection applies to employees or who file, cause to be filed, or assist, participate, or give testimony in any proceeding relating to an alleged violation of any such law, rule, regulation, or policy. Anti-Bribery and Corruption Policy All SEI businesses are subject to the anti- bribery laws of the countries in which they operate, as well as to the United States Foreign Corrupt Practices Act (FCPA). SEI has developed policies, procedures, and internal controls for complying with anti-bribery and corruption laws and prohibits any improper promise, offer, or the provision of anything of value to government officials or to any other person for the purpose of obtaining or retaining business or influencing official action. For full details on SEI’s Anti-Bribery and Corruption Policy, as well as employee compliance requirements, please see our Code of Conduct at seic.com.

9Sustainability report8 Sustainability report Enterprise risk management At SEI, we thoughtfully manage risks in the pursuit of our strategic business objectives, while striving to deliver long-term, sustainable growth in our revenues and earnings—seeking to balance risk-taking with strategic returns. The Board of Directors of SEI Investments Co. has approved an Enterprise Risk Management Policy that directs our executive management to establish and maintain appropriate enterprise-wide risk management capabilities and reporting protocols. At least annually, the Board of Directors’ Audit Committee and Legal and Regulatory Oversight Committee jointly meet to consider our business strategy; key business, financial, and operational risks inherent in the strategy; and the overall effectiveness of the Enterprise Risk Management Program. During the year, Executive Management, the Chief Risk Officer, the Chief Audit Executive, and other senior leaders from across the organization convene SEI’s Enterprise Risk Committee (ERC). This Committee meets quarterly at minimum and discusses various aspects of our overall operations that create risk exposure and the appropriate risk response strategies for handling those exposures. The Committee also considers the results of Internal Audits and regulatory examinations. SEI’s Earnings per Share (EPS) Committee, comprised of executive management, governs financial and strategic risks. They routinely convene to discuss the current and future business strategy, the current and future projected financial results, and other strategic issues faced by the company. All members of staff have a responsibility to help manage risk within the corporation. SEI utilizes the “Three Lines of Defense” model, which is widely recognized by many of our clients and across the financial services sector. Our market and operating units comprise SEI’s first line of defense. These units are the Additional policies and training Additional compliance policies include: • Code of Ethics for senior financial officers: This Code of Ethics applies to the company’s Chief Executive Officer, Chief Financial Officer, Treasurer, and Controller, or persons performing similar functions (“Senior Financial Officers”). Its purpose is to promote honest and ethical conduct and compliance with the law, particularly as it relates to the maintenance of the company’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission. • Privacy and Data Protection Policy: The Privacy and Data Protection Policy outlines the principles that govern all of SEI’s business units and regulated direct or indirect subsidiaries of SEI with respect to the collection, processing, sharing, and protection of information. • Anti-Money Laundering Policy: SEI’s Global Anti-Money Laundering Policy, along with policies adopted by SEI’s regulated subsidiaries that are subject to local anti- money laundering regulations, are designed to seek to prevent money laundering and the funding of terrorist activities by complying with all applicable requirements under the Bank Secrecy Act and other applicable regulations. • Regulated Entity Compliance Policies: Each of our regulated subsidiaries has adopted compliance policies and procedures tailored to that entity’s activities and relevant regulatory requirements. Corporate responsibility training covering applicable compliance policies is assigned to all employees upon hire and on an annual basis. Additional training may be assigned based on the requirements of the relevant jurisdiction. primary “owners” of risk and have day-to-day responsibility for managing risk. They are best positioned to understand the inherent risks associated with their business strategies and with the specific practices, processes, people, and systems they employ. SEI’s second line of defense includes the Enterprise Risk Management (ERM) team, our Cybersecurity and Information Technology Risk Management teams, the Legal and Compliance department, and our Finance and Accounting functions. These groups support the first line of defense with specialized skills and technical expertise. The second-line functions are responsible for developing risk management practices across the enterprise; maintaining corporate-wide risk management technologies, tools, and systems; conducting risk assessment activities; establishing and documenting policies and standards; conducting testing activities; monitoring the remediation of deficiencies; supporting issue escalation and crisis management activities; facilitating risk acceptance where deemed appropriate; and providing aggregate risk reporting to the ERC, the EPS Committee, Executive Management, and the Board of Directors, as appropriate. SEI’s third line of defense is its Internal Audit function, which is responsible for providing independent assurance on the effectiveness of SEI’s overall governance, risk management, and control arrangements. The paragraphs that follow describe some, but not all, of our ERM functions in greater depth. Business continuity management The Business Continuity Management (BCM) function endeavors to deliver a program that achieves business and technology resiliency via preparation and testing of specific activities, technologies, and corporate recovery plans. Based on business impact analyses and risk assessments, the program is designed to continue developing, coordinating, and maintaining recovery plans and testing programs. Additional design objectives include the ability to recover and Fair marketing and communications SEI’s investment platforms and solutions serve retail investors—primarily through intermediaries—and institutional investors in global markets. Our clients include private banks, wealth services and management firms, investment advisors, investment managers, retirement plan sponsors, institutional investors, endowments, and ultra-high- net-worth families. We seek to provide fair, transparent, and comprehensive information on our products and services that are appropriate for each type of client. We require marketing collateral to be reviewed and approved prior to use. A group of legal and compliance professionals, including FINRA-registered principals in the United States, reviews company-generated marketing collateral for compliance with applicable legal and regulatory guidance. They subsequently complete corresponding regulatory filings as required. Our Legal and Compliance team members may also provide ongoing consultation on interpretative guidance and related legal matters. In-person or online training is required of and provided to employees in sales and marketing roles that operate in regulated markets. Those employees are also provided with compliance manuals, which include policies and procedures around marketing practices. Employees who are approved and trained to represent SEI in the press or on any social media platform as part of their job responsibilities must adhere to specific guidelines. For these individuals, SEI provides additional mandatory training to educate such employees on how to create content that complies with applicable marketing content standards and relevant jurisdictional anti-fraud provisions. Supplemental training may be conducted periodically, and failure to participate in ongoing training may result in the revocation of their spokesperson status. Our reputation as a trusted strategic partner and advisor informs our ability to fulfill our mission to build brave futuresSM through the power of connection.

11Sustainability report10 Sustainability report Data privacy and information governance SEI’s business model relies on processing large volumes of sensitive data, presenting a wide range of financial, operational, legal, regulatory, and reputational risks. SEI is committed to protecting the confidentiality and integrity of personal and confidential data to which it has been entrusted. SEI’s policies provide that staff may access sensitive data only when there is a legitimate, appropriate business reason to do so, and that data may be disclosed to third parties only when a legitimate interest is demonstrated as permitted or required by law, regulations, or contract. SEI does not sell any data to third parties. The Board of Directors of SEI Investments Co. has approved a Privacy and Data Protection Policy that requires all affiliates to comply with those data protection laws to which they are subject, in all of the jurisdictions in which they operate. SEI’s Chief Privacy Officer administers the Privacy Program that is based on the requirements of the E.U. General Data Protection Regulation, which is widely considered the highest standard for privacy. The Chief Privacy Officer is responsible for maintaining and publishing privacy- related policies and protocols; creating and maintaining SEI’s data mapping (record of processing activities and IT asset register); conducting impact assessments; responding to data subject requests; executing data processing agreements with clients and vendors; investigating privacy incidents; and providing privacy breach notices to regulators. For more details on SEI’s Privacy Policy, please see our Code of Conduct at seic.com. SEI’s Information Governance Program provides a supporting framework of policies and practices regarding how we handle data throughout the entire information life cycle. The Information Governance Program strives to enable SEI to manage information as a business asset, commensurate with its value, while mitigating the risks associated with data retention and minimization. resume business processing in the event of an unforeseen disruption to facilities, personnel, technology systems, or applications. Our BCM Program addresses what we believe are the material risks posed to the company in the event of a significant disruption or catastrophic incident. It also provides the framework within which the individual business areas, operating companies, and SEI as a whole can prevent, contain, and recover from a potential incident. SEI’s BCM team uses an “all-hazards approach” to continuity planning. It’s challenging to plan for every possible incident, and an all-hazards approach focuses on response and recovery strategies that can be applied to many types of disruptive events, including pandemics, acts of violence, weather events, technology issues, etc. Our corporate headquarters and each of our significant geographic locations have established a Crisis Management Team (CMT), which has the authority to initiate the communications plan for that site and to invoke use of our off-site workplace recovery center with the designated business-resumption service provider (where applicable). Each CMT makes use of the Incident Management and Emergency Communication processes, as well as the Business Continuity and Disaster Recovery Plans for its location as needed. Each year, as part of our BCM Program, we perform physical risk assessments for our Oaks, London, Dublin, Luxembourg, New York City, Toronto, Indianapolis, and Denver locations. The Enterprise Risk Committee approves the risk assessments annually. The Boards that oversee SEI’s operations in London and Dublin approve the assessments specific to those locations. The annual BCM exercise plan includes IT disaster recovery, workplace recovery, emergency communications, cybersecurity, industry disaster recovery, and staff unavailability testing. SEI’s Director of Information Governance oversees the Information Governance Program and is responsible for establishing the policies and best practices for sound data handling and minimization; establishing standard file-naming conventions; eliminating unauthorized, unnecessary, or inactive data repositories; promoting defensible deletion activities; reducing access to sensitive data; ensuring that proper archive and purge functionality exists on applications or data storage repositories; destroying obsolete physical records; and generally minimizing the risks associated with over-retention of data. Our Privacy and Information Governance Programs work closely with our Information Security Program to promote sound data protection and privacy practices throughout the business. SEI maintains a variety of technical and organizational measures designed to safeguard and protect personal, confidential, and proprietary data. These programs monitor advances in security technology and industry standards, always striving to apply “privacy by design” and “information governance by design” principles to ensure that SEI is adequately protecting the data it processes. Third-party risk management SEI’s Third-Party Risk Management (TPRM) Program encompasses a cross-functional approach to onboarding, managing, and terminating third-party relationships. Our TPRM Program governs the use of third parties globally and is designed to cover the entire life cycle of the third-party relationship, including planning and third-party selection, risk assessment, contracting, due diligence, continuous monitoring, and termination. A team of certified analysts, coordinators, and subject matter experts manage the program. A centralized Vendor Management Office administers the program. The program is governed by senior management via the Vendor Management Committee. The committee is chartered with maintaining the program to address changes in the risk landscape and for facilitating program execution. The committee periodically reports to the ERC. SEI utilizes the Shared Assessments’ Standard Information Gathering Questionnaire when assessing vendors for partnership opportunities. The questionnaire consists of a comprehensive set of questions that cover a variety of domains, inclusive of topics such as operational, technology, cybersecurity, resiliency, privacy, ESG, and others. In line with our Supplier Standards, information about a vendor’s ESG practices, including policies and practices relating to ethical sourcing, modern slavery and human trafficking, and health and safety are taken into consideration prior to entering into a business relationship and periodically thereafter. SEI monitors its spend with vendors who are certified Minority Business Enterprises, Women Business Enterprises, Veteran-Owned Businesses, Small Business Enterprises, as well as other categories. SEI may provide metrics associated with the utilization of diverse vendors to current or prospective clients upon request. We strive to deliver long-term, sustainable growth in our revenues and earnings. As such, we seek to balance risk-taking with strategic returns.

13Sustainability report12 Sustainability report • Organization: The Information Security team, led by the Chief Information Security Officer (CISO), is responsible for implementing and managing the Cybersecurity Program with executive oversight from the Chief Executive Officer and Chief Financial Officer, as well as oversight from our Board of Directors. Our CISO has extensive cybersecurity knowledge and skills gained over 26 years of work experience on the Information Security team at SEI. In addition, our CISO has certifications in risk and information systems control, along with information systems auditing. • Independent audits: We are subject to industry regulatory examination. Our internal audit function provides independent assessment and assurance on the overall operation of our Cybersecurity and Privacy programs and the supporting control frameworks. We also engage various reputable third parties to perform independent auditing and testing, as well as network and web application penetration testing. • Risk management oversight: Our Enterprise Risk Management team provides independent monitoring and reporting of cybersecurity risks commensurate with our Technology Risk Program. In addition, we leverage our Third Party Risk Management, Insider Threats, Business Continuity and Disaster Recovery, and Information Governance programs to supplement our Cybersecurity Program. • Industry certifications: The SEI Wealth PlatformSM and SEI Sphere® hold the ISO 27001/2 certification. SEI Sphere also holds the ISO 27015 and 27018 certifications. As part of the governance and oversight of the Cybersecurity Program, regular reporting is provided to the Legal and Regulatory Oversight Committee of our Board of Directors, along with SEI’s various subsidiaries’ boards of directors. The reports include cybersecurity metrics and statistics, details of relevant events, results of testing, and an overview of current threats. Should any material incidents arise, those will be timely and appropriately communicated to the relevant subsidiary’s Insider risk management Furthering SEI’s commitment to protecting the confidentiality, integrity, and availability of the data and other information with which we have been entrusted by clients and employees, we have established and maintained a formal Insider Risk Program. The program is structured around industry standards, sound business practices, and guidelines issued by regulatory agencies for the jurisdictions and capacities in which we operate, and helps to protect SEI’s personnel, facilities, and systems from insider threats. The program seeks to positively impact SEI’s oversight and management of financial, operational, legal, regulatory, and reputation risks. The primary objectives of SEI’s Insider Risk Program include the following: • Protect the proprietary information and data of SEI’s clients and their end clients, SEI, and SEI’s employees in a manner consistent with our duty of care, contractual commitments, and legal and regulatory obligations • Positively impact the response to insider risk scenarios and insider threats, which may derive from malicious, unintentional, and/or compromised actions • Promote awareness of insider risks and threats in order to identify individuals who may present a higher risk to SEI (and appropriately provide assistance whenever possible) Technology and cybersecurity Technology is a critical component of our service delivery, as well as our ability to execute day-to-day operations. Our Technology Risk Management Program, which sits under the enterprise risk umbrella, owns and directs a systematic and holistic framework to identify, prioritize, manage, monitor, and report the technology risks that could impact our services and operations. In addition, the Technology Risk Management Program provides direction and assistance with the implementation or adoption of policies and common standards and processes. board of directors and, if required, to the appropriate regulators. For more details on the key components to our Cybersecurity Program, please see our 10-K filing available in the “Investor Relations” section of seic.com. Cybersecurity risk management is also an important part of our overall risk management efforts. We continuously work to enhance our Cybersecurity Program and risk management efforts. We use a risk management framework based on applicable laws and regulations and informed by industry standards and industry-recognized practices for managing cybersecurity risks within our products and services, infrastructure, and corporate resources. The risk management framework is implemented through our Cybersecurity Program. Our Cybersecurity Program is designed to provide a framework for assessing the potential threats to the security and integrity of our systems, networks, databases, applications, electronic information, and intellectual property, as well as developing appropriate defenses based on these assessments. We routinely invest to develop and implement numerous cybersecurity programs and processes, including risk management and assessment programs, security and event monitoring capabilities, detailed incident response plans, and other advanced detection, prevention and protection capabilities, including practices and tools to monitor and mitigate insider threats. We regularly assess cybersecurity risks to identify and enumerate threats to us as well as the vulnerabilities these threats can exploit to adversely impact our business operations. In some instances, we engage third parties to conduct or assist us with conducting cybersecurity risk assessment. We have developed and implemented a security infrastructure designed to ensure infrastructure and data confidentiality, integrity, and availability. Key components of our Cybersecurity Program include, but are not limited to, the following: • Information security governance: We designed what we believe are appropriate measures, policies and procedures to ensure that information and information systems are properly protected given the nature of our businesses and the size and complexity of our organization, including our reliance on third parties.

15Sustainability report14 Sustainability report Sustainable investing. SEI managed approximately $342.7 billion in assets as of Dec. 31, 2023.1 We offer investment products, including mutual funds, collective investment products, alternative investment portfolios, and separately managed accounts (SMAs), to a range of institutional and high-net-worth investors. We understand that ESG factors could have material impacts on the financial performance of an investment, thereby affecting investors’ ability to take advantage of opportunities, manage risk, and achieve their desired investment goals. 1 Our affiliate, LSV Asset Management, managed an additional $89.3 billion in assets, which are not included in this report. As a signatory to the Principles for Responsible Investment (PRI), we are committed to building and enhancing our approach to sustainable investing and reporting on these efforts annually. We approach sustainable investing with the same curiosity and conviction that have enabled our success for more than 55 years. In addition to the PRI, in 2023 we participated in and/or were signatories to a range of collaborative organizations, including but not limited to: • Institutional Investors’ Diversity Cooperative (Founding member and steering committee) • Task Force on Climate Related Financial Disclosures (Supporter) • The Responsible Investment Association of Canada (Member) • The Investment Consultants Sustainability Working Group, U.S. and U.K. (Founding member and steering committee) Sustainable investing leadership SEI’s sustainable investing efforts are led by our Investment Management Unit’s (IMU) Strategic Planning and Stewardship Group, which includes the Sustainable Investing Solutions and Sustainable Research teams. The Sustainable Investing Solutions team’s responsibilities include the development of investment products and solutions that are specifically designed to incorporate ESG considerations, investment stewardship, ESG reporting, and liaising with our business units to support clients that desire to address sustainable investing issues. The Sustainable Research team oversees the integration of ESG factors into our manager due diligence, conducts manager engagement on sustainable investing issues, and leads dedicated searches for sustainable investment strategies. LEARNING SPOTLIGHT In 2023, the Strategic Planning and Stewardship Group collaborated with our Learning and Development team to create an internal educational series on sustainable investing as part of the larger Edge Program that aims to educate employees on various trending industry topics. The series included nine live and on-demand sessions and covered themes specific to SEI, such as our approach to sustainable investing, and broader market themes like the relationship between climate change and asset management. The program had a wide audience, averaging 100 attendees in each session and reaching more than 600 total employees across different business units. These efforts will continue in 2024 to provide educational resources for SEI’s employees on the ever-changing sustainability landscape.

16 Sustainability report 17Sustainability report The Strategic Planning and Stewardship Group collaborates with a broad range of teams within the IMU, including, but not limited to, portfolio management and manager research, risk management, technology, operations, and trading on sustainable investing policies and implementation of sustainable investing initiatives. Further, within each business unit, solutions teams, client relationship managers, and advice teams support the implementation of sustainable investment solutions for our clients that choose to pursue ESG outcomes. The Sustainable Investing Solutions team chairs SEI’s Sustainable Investing Working Group (SIWG), which is comprised of representatives from across the IMU and business units. The SIWG endeavors to advance SEI’s sustainable investing efforts and capabilities by establishing common frameworks, goals, and metrics. Sustainability in manager research Manager research is the foundation of our approach to investment management. Over three decades, we developed this capability to provide our clients with access to skilled managers and diversified investment products through a multi-manager solution. We have incorporated an in-depth analysis of each of our managers’ sustainable investing capabilities into our manager research process. Every firm and investment strategy considered for our platform undergoes an ESG due diligence review and receives an ESG score of strong, moderate, limited, or weak, determined by SEI. These ESG ratings are one of many factors available to SEI’s portfolio management team when selecting managers. Once the manager’s ESG rating is established, it forms part of a broader thesis, which includes, among other measures, a number of ratings with regard to such areas as firm, people, philosophy, and process that ultimately help inform the decision on whether to hire or shortlist the manager. The degree to which ESG considerations affect our decisions varies and is considered on a case-by-case basis. There is no minimum ESG score a firm or strategy must meet to be selected for a portfolio that does not have an express sustainable investing mandate. For mandates with a dual financial and sustainability objective, we require managers to achieve a minimum ESG rating across both their firm and strategy ESG assessments. Our ESG evaluations of managers are based on the following factors: Firm assessment • Profile: Assess the manager’s commitment to sustainable investing by evaluating the breadth and longevity of its sustainable investment practices at both the firm and product levels, and help identify firms that have long believed in sustainable investing and have fully built aspects of their business to support it. • Resources: Evaluate how well-resourced the manager is to achieve their sustainable investing goals. We view this as the bridge between the manager’s words and its actions. • Practices: Assess how the manager integrates sustainable investing into their investment process, from investment decision-making to stewardship. This helps to distinguish true sustainable investing from “greenwashing,” or presenting false integration of sustainable investing practices to attract clients. • Controversies: Assess whether the manager has been involved in any high-level controversies related to its business conduct or sustainability practice in the recent past. Active strategy assessment • Investing: Analyze the strategy’s integration of ESG factors, taking into account the degree of materiality in affecting investment decisions and portfolio construction, quality of data and analytics employed, and alignment across the strategy’s investment team. • Stewardship: Evaluate the strategy’s approach to stewardship, focusing on reporting capabilities and the intensity and thoughtfulness of issue engagement. SEI’S SUSTAINABLE RESEARCH ARCHITECTURE Profile Investing Sustainable Resources Stewardship Stewardship Practices Investment firm Active investment strategy Passive investment strategy Source: SEI Investment Management Unit. As of Dec. 31, 2023. Subject to change without notice. Membership Corporate implementation Products Personnel Support Integration Importance

Passive strategy assessment

- **Sustainability:** Evaluate the sustainability credentials of the underlying index being tracked by a passive manager.
- **Stewardship:** Evaluate the strategy's approach to stewardship, focusing on reporting capabilities and the intensity and thoughtfulness of issue engagement.

By the end of 2023, SEI's dedicated manager research sustainability team had evaluated the ESG practices of nearly 225 firms and more than 450 strategies. More than 80% of our underlying managers are UN PRI signatories.

Sustainable investing solutions

In addition to integrating sustainability into our investment manager research, we aim to bring dedicated sustainable investment solutions to our clients that desire to invest in these solutions through mutual funds and customized solutions. We have a 30-year track record of providing custom screening solutions to clients through separate accounts, enabling them to align their portfolios with their values by excluding investments in certain sectors or business practices, such as tobacco, gambling, and firearms.

In the United States and Ireland, we manage a number of funds that incorporate sustainability-related screens or incorporate sustainability into security weighting. In 2023, this included five Irish-domiciled UCITS Funds classified under Article 8 of the European Union's Sustainable Finance Disclosure Regulation. In addition, all of our Irish-domiciled UCITS Funds exclude investments in companies involved in the sale, production, or development of certain controversial weapons and those that generate more than 10% of their revenue from the exploration, mining and production of thermal coal, as well as services that support thermal coal production. Details about how our funds are managed are available in each fund's prospectus.

Through our advisory businesses, SEI also provides clients with access to a range of solutions that promote sustainability characteristics or have sustainability objectives in SMAs and other investment vehicles. As of Dec. 31, 2023, SEI has approved or recommended more than 28 sustainable investing strategies for use in clients' equity and fixed-income portfolios.

At the end of 2023, we managed approximately $21.5 billion in assets with sustainability considerations, including $14.2 billion in SEI funds and $7.3 billion through externally managed funds, ETFs, and SMAs.

Investment stewardship

As active owners of our investments, we seek to utilize our voice to influence investment managers and investee companies to act in the best interest of our clients through engagement and proxy voting.

Manager engagement

As a manager of managers, we have significant influence on how sustainability is considered by a broad range of asset managers with whom we work across the industry. In 2023, we launched our manager engagement efforts to bring focus and scale to the ways that we engage with our third-party managers to develop or improve their consideration of ESG risks and opportunities in their investment practices. We work with many boutique and specialist investment managers and believe that engagement on sustainability topics is an important educational opportunity that can enhance client outcomes over time.

In 2023, we engaged with 18 managers on a range of sustainable investing topics, such as diversity, equity, and inclusion (DEI) disclosure and policies, ESG data usage, and the potential for them to further integrate consideration of ESG risks and opportunities into their investment practices. Engagement took place on issues identified via research on both firms and strategies.

Sustainable investing (in millions)

	Equity	Fixed income	Multi-Asset	Other	Total
Exclusionary	$6,243	$6,963	$152	$907	$14,266*
ESG integration	$5,568	$467	$946	$0	$6,982
Impact	$71	$191	$0	$0	$262
Total	$11,883	$7,622	$1,098	$907	$21,511*

Definitions

- Exclusionary: Strategies that exclude certain sectors, companies, or practices based on specific disclosed screening criteria.
- ESG integration: Strategies that incorporate environmental, social, and governance considerations into analysis and selection.
- Impact: Strategies designed to target investments to generate a social or environmental impact alongside a financial return.

Data is categorized by primary approach to sustainability. Many products take multiple approaches, such as screening and integration. Figures may not sum due to rounding. Data as of Dec. 31, 2023.

* $11.9B of this amount is comprised of products with exclusionary screening that is limited to controversial weapons and thermal coal.

18 Sustainability report

Sustainability report 19

IMPROVING DEI DATA THROUGH MANAGER ENGAGEMENT

In 2023, SEI led an engagement effort to support greater disclosure of organizational diversity information on third-party databases in order to improve transparency and access to comparable DEI data across the industry. This followed a 2022 paper authored by SEI's Head of Strategic Planning & Stewardship Group titled, "Diversity, equity, and inclusion in asset management: Necessary measures for progress." We began the initiative by sharing our research with 19 firms, highlighting how broad organizational diversity is not widely or consistently disclosed and the challenges this presents to investors.

Following the initial engagement outreach, we held one-on-one meetings with five separate asset managers, who are responsible for firm-wide DEI practices. In addition, we had a number of ongoing conversations with client servicing individuals at others firms. The purpose of these meetings was to emphasize the importance of DEI among our client base by providing data about client and industry trends.

As of Dec. 31, 2023, nine out of the 19 managers have since improved their transparency of DEI disclosure on third-party databases. We continue to work closely in this area with three other managers—two of which are in the early stages of collating relevant DEI information from their workforce and are not in a position to complete our request. We have seen limited progress from seven of the managers. Some of these seven have cited concerns about employee privacy or an unwillingness to share information publicly (but a willingness to share information bilaterally with SEI and its clients) as reason for not responding to our request.

20 Sustainability report

Shareholder engagement

We believe that proactive and constructive engagement with companies can lead to improvement in standards and practices related to sustainability and business risks. We work with a third-party vendor to pursue our shareholder engagement efforts. This third-party vendor identifies companies that have experienced severe or persistent violations or breaches of global norms related to sustainability, such as environmental practices, human rights, labor rights, or business ethics. Our thematic engagement strategy seeks to engage companies that are potentially exposed to risks or opportunities associated with sustainability megatrends. In 2023, our thematic focal areas were climate change, sustainable agriculture, modern slavery, the future of work, and board governance. The most frequent topic for engagement was climate change, followed by human rights. The sectors most frequently engaged in 2023 were materials, industrials, and financials.


10%
Business ethics
6%
Labor rights
18%
Human rights
8%
Other enviornment
Engagement cases by category
58%
Climate change

Sustainability report 21

22 Sustainability report Sustainability report 23 Proxy voting Across our U.S. and Irish-domiciled funds, SEI Investments Management Corporation (SIMC), our SEC-registered investment advisor subsidiary, has adopted proxy voting guidelines that seek to vote in shareholders’ best interest. These guidelines require the evaluation of ESG-oriented shareholder proposals on a case-by-case basis and will generally support well-crafted, business- relevant ESG resolutions that we believe are consistent with creating long-term shareholder value. SIMC’s Proxy Voting Committee provides oversight of the proxy voting policy and activities and meets as necessary to perform its oversight functions. The committee comprises representatives of SIMC’s Investment Management Unit, Sustainable Investing team, and Compliance personnel. SIMC has retained Glass Lewis as its proxy voting vendor. In that capacity, Glass Lewis votes proxies consistent with SIMC’s proxy voting guidelines. In addition to Glass Lewis’ recommendations, SIMC receives certain proxy voting recommendations from our shareholder engagement vendor, Sustainalytics, reflecting progress and priorities with companies that have been engaged. If Glass Lewis and Sustainalytics provide conflicting voting recommendations on a proxy item for a specific company that implicates a topic for which Sustainalytics has an active engagement effort with that company on SIMC’s behalf, SIMC’s Proxy Voting Committee may review the recommendations and determine how to vote in the best interest of shareholders. SEI Canada has adopted ESG guidelines that are generally supportive of ESG-related shareholder resolutions. More information about our approach to proxy voting can be found online for our funds domiciled in the United States, Ireland, and Canada. Investment risk management As a global investment manager, we seek to identify and manage our exposure to and impact of systemic risks across our investment solutions. Under the ERM team’s leadership, the main objective of the IMU’s Risk Management & Governance team is to ensure that the IMU’s portfolio and investment strategies meet clients’ and SEI’s expectations by monitoring investment guidelines and risk budgets, stress-testing results, and meeting risk-related regulatory requirements. The team operates separately from our portfolio management teams, allowing for an objective and independent risk analysis for our minvestment products. We use a technology-driven, multi-asset risk management system for equities, fixed-income securities, and alternative investments. The system provides a consistent and daily view of risk across asset classes and creates a framework that is designed to contribute to a common understanding of risks across our various investment teams. Our Investment Risk Management team performs stress tests to measure the risk of loss under various shocks and economic scenarios. Factor-sensitivity shocks measure a portfolio’s sensitivity to specific risk factors, including market risk, credit risk, interest rate risk, and commodity and currency risk. Risk oversight The IMU has a governance framework that consists of various committees that provide oversight of all the IMU’s functional areas. The Managing Director of the IMU’s Strategic Planning and Stewardship Group chairs these oversight committees, which include the Sub-Advised Portfolio Management Oversight Committee, the Internal Portfolio Management Oversight Committee, and the Asset Allocation Oversight Committee. These committees evaluate our investment processes, product implementations, and investment results relative to expectations. They are also responsible for approving material changes to investment strategies, benchmarks, and risk limits. Additional oversight is provided by our Derivatives and Counterparty Risk Oversight Committee and the Liquidity Risk Committee. The Derivatives and Counterparty Risk Oversight Committee monitors exposures and the credit worthiness of derivatives counterparties and custodial sweep programs. The Liquidity Risk Committee oversees our liquidity risk program. This committee monitors our ability to meet redemptions under normal and stressed conditions without materially impacting a portfolio’s net asset value. Liquidity risk The Investment Risk Management team monitors liquidity in SEI’s registered mutual fund portfolios. The team maintains a liquidity program that aims to assess each fund’s ability to meet redemption obligations to shareholders and to mitigate dilution of interests to remaining shareholders after redemptions. Using the daily history of cash flows, we determine the level of reasonably anticipated withdrawals from portfolios under normal conditions. Each day, the team measures the amount of time needed to trade portfolio securities based on a transaction cost model that incorporates bid-ask spreads, average daily volume, settlement time, and the reasonably anticipated trade size. From this data, we assess a fund’s liquidity profile and its ability to meet redemptions. Strict limits are applied to the amount of illiquid securities in each portfolio. Derivatives risk The Investment Risk Management team monitors the use of derivatives by SEI’s registered mutual funds. Limits, which are approved by the designated Derivatives Risk Manager, are established for notional derivatives exposures consistent with each portfolio’s investment strategy. In addition, the Risk Management team monitors derivatives counterparty exposures. Counterparty exposures are reported to the Derivatives and Counterparty Risk Committee, which also monitors counterparties’ credit worthiness. We use a technology-driven, multi-asset risk management system for equities, fixed-income securities, and alternative investments.

24 Sustainability report Sustainability report 25 Our people. SEI is strengthened by contributions from our global community members, who are diverse in race, gender, sex, religion, dis/Abilities, ethnicity, age, sexual orientation, national origin, socioeconomic status, veteran status, viewpoints, and life experience. We are committed to cultivating an inclusive and equitable work environment for a dynamic workforce and fostering philanthropic efforts that allow our employees to live their values and passions as they give back to communities. Diversity, equity, and inclusion The core principles of SEI’s DEI work stem from the company’s inherent desire to welcome, respect, value, and care for all individuals in our SEI community on a human level in their collective and unique identities. Our work in the DEI space is an integral part of our culture, which guides our behavior, how we conduct business, and how we treat one another. Key milestones We are proud of the steps we took in 2023 to build upon the foundation of DEI work at SEI. Key milestones include: • SEI became a strategic corporate partner of Seramount, which expands the diversity and inclusion learning path for all employees. Through Seramount, employees have access to enhanced learning and growth opportunities, customized support and expert guidance, and networking and collaboration. • SEI became a corporate partner of the National Association of Asian American Professionals – Philadelphia Chapter. We aim to introduce our organization to the members of NAAAP, expand and develop our workforce, and give back to the community. • 100 people leaders were trained in the skills of building a culture of belonging. • SEI became a member of the Neurodiversity Employment Network, hosting an annual community meeting on our Oaks campus. • We established SEI enABLE, a new employee resource group (ERG) for employees who identify as and/or who support individuals who identify as neurodivergent and/or as a person with dis/Abilities. • The SEI DEI Council planned and executed a successful “Day of Understanding” in compliance with our CEO Action Pledge and continues to fill the education and awareness gap in areas where we do not have direct ERG representation. • We launched our internal “Lunch and Learn” education and awareness initiative, engaging employees in various DEI topics. • We held successful meetings in our London office to share our DEI progress updates with consultants who represent clients. These meetings led to an improved rating for SEI’s DEI maturity status from “making progress” to “advanced.” • We reorganized the DEI governing structure in Dublin and London to enhance global coordination. • Our Investment Managers business created a DEI committee for impactful DEI engagement across our largest business segment. MYSEI: CONNECTING SEI EMPLOYEES ACROSS THE GLOBE In 2023, we launched MySEI, an intranet site that connects SEI employees across our global footprint. With a robust set of capabilities, MySEI streamlines the overall volume of communications employees receive and provides a modern, personalized communications experience. MySEI features include search, social components, and the ability to subscribe to topics of interest to individual employees. With MySEI, employees are able to learn and interact with what matters most to them. The new platform has been well received, with adoption and engagement rates outpacing industry benchmarks.

27Sustainability report26 Sustainability report Employee resource groups We believe it is important to endeavor to make a meaningful, positive impact on the communities in which we work and serve. We strive to be stewards of advocacy, which may be best represented in our diversity initiatives and the grassroots efforts that define our volunteer-led ERGs. An elected board of directors leads each cause-based ERG, and the members follow a specified mission to accomplish their goals. Our ERGs are self- created, self-run, and self-sustained with the support of executive management, global colleagues, and communities. The SEI Black Professionals Network (SBPN) supports and addresses the professional needs of its members through awareness, leadership development, educational forums, and networking opportunities. SBPN’s mission recognizes the value Black professionals contribute to our corporate culture. In 2023, the network focused primarily on marquee events: • Black History Month: In a program called “Celebrating the Dreams of Black History Makers Past and Present,” Dr. Theon Hill, Associate Professor of Communication at Wheaton College, led a series of talks highlighting how music has played a pivotal role in advocating for civil rights, shaping Black communities, and pursuing justice. The three-part series included: — “The Music of the Civil Rights Movement,” examined music’s role at key events of the Civil Rights Movement to demonstrate the inseparable connection between Black music and the longings of Black people throughout U.S. history. — “The Soul Era and Black Music’s African Roots” explored the ways in which this era played a fundamental role in shaping Black identity in the late ’60s and early ’70s. — “Hip-Hop and the Post-Soul Era” reflected on hip-hop culture and its musical expression as a form of advocacy, paying close attention to the genre’s origins, themes, and social impact. • Juneteenth: The art exhibit titled “Equity/ Activism/Joy” was curated by SBPN in collaboration with the West Collection to celebrate Black artists. Business and culture came together for a thought-provoking exhibition to commemorate Juneteenth, an important milestone in American history, and to highlight the diverse expressions of Black artists. The exhibition was available from June 2023 to February 2024, with tours provided by the West Collection. Featured in the exhibit were world-renowned visual artists and activists, including Damien Davis, Mark Thomas Gibson, Glenn Hardy Jr., Titus Kaphar, and Mikalene Thomas. SEI Cares is a global, employee-led philanthropic program that sponsors volunteer opportunities and awareness events. The program’s activities include selecting partner nonprofits, making grants to these partners, organizing volunteer activities, collecting employee donations, and generating employee engagement in philanthropy. The SEI Cares Fund, an employee-contribution fund, makes grants to local partner organizations that support animal welfare, community services, environmental protection and conservation, economically disadvantaged youth, and health services. Funding for the SEI Cares Fund comes from both SEI and our employee base. In 2023, SEI Cares: • Donated $262,000 to 16 partner organizations through the SEI Cares Fund and more than $12,000 to two U.K. partner organizations • Granted $360,000 to 18 partner organizations focused on education through participation in the Pennsylvania Educational Improvement Tax Credit program • Matched more than $45,000 in employee contributions to non-partner charity organizations • Provided disaster relief, resulting in nearly $35,000 donated to charities aiding relief efforts for catastrophic events, including the Maui and Lahaina wildfires and earthquakes in Turkey, Syria, and Morocco The SEI Green Team seeks to foster a sustainable future by providing environmental education and awareness for our employees, developing solutions to reduce SEI’s environmental footprint and supporting environmentally friendly purchasing and consumption. In 2023, the SEI Green Team: • Hosted their annual Earth Week celebration, which featured: — Trellis for Tomorrow presenting “Becoming More Grounded,” a discussion about the connection we have to the Earth and how that can promote mental well-being and peace through reflection and breathing techniques — SEI Green Team’s Earth Week Fair, which included 10 local vendors and organizations, including Beyond Alpaca, JB Supply, Martha’s Community Farm, and Tesla • Supported the SEI Community Garden and their nonprofit partner Trellis for Tomorrow. The SEI Community Garden educates employees on sustainable gardening and harvesting techniques and also supports local charities and organizations by providing fresh produce for those who need it most. Since 2022, SEI employees have grown, harvested, and donated over 2,600 pounds of fresh produce from the SEI Oaks garden. • Continued being an SEI employee-only host site for Lancaster Farm Fresh (LFF), a local co-op and Community Supported Agriculture (CSA) program comprised of more than 100 local, organic farms. Participating employees support local agriculture throughout the year by purchasing shares that deliver fresh fruits, vegetables, meats, cheeses, and other options weekly. Employees purchased 52 shares in 2024. • Hosted weekly nature walks on the Perkiomen Trail to give employees the chance to take a short break, step away from their work, and enjoy the outdoors with co-workers and members of the SEI Green Team and Wellness Team. SEI enABLE was established in August 2023 to provide resources and support for individuals who identify as neurodivergent or as persons with dis/Abilities (PWD), as well as their supporters. The ERG seeks to develop a community around these individuals and facilitate activities and events to educate employees. In 2023, SEI enABLE: • Formed a board of directors to support the ERG’s efforts and mission • Created an internal site to share resources, relevant readings, events, and initiatives • Worked with SEI’s Facilities team to establish quiet spaces on our Oaks campus • Volunteered at two Special Olympics events, including the Special Olympics PA Fall Fest at Villanova University and the Special Olympics PA Polar Plunge at Citizens Bank Park in Philadelphia SEI Pride provides a network of support, professional development, and personal connections for our LGBTQIA+ employees and allies globally. SEI Pride works with our Workforce Development team to facilitate activities that support recruitment and retention and continually seek to build community among LGBTQIA+ employees directly and through its many allies. In 2023, SEI Pride: • Hosted Pride Week, which consisted of a global session with Dr. Blair Peters, who presented on transgender awareness and gender-affirming surgery; a raffle of various goods with proceeds donated to the William Way LGBT Community Center in Philadelphia; and the sharing of employees’ personal “coming out” stories, informational podcasts and digital media, and information on what makes a good ally • Hosted a National Coming Out Day gathering in October to give employees a safe space to come together • Shared information and educational resources for Transgender Awareness Week • Continued to share articles and highlights of influential people in the community with SEI employees

29Sustainability report28 Sustainability report SEI Salutes supports veterans and their families in transitioning from serving their country at home and abroad to applying their military skills, traits, and values in the workplace. SEI is committed to providing a safe, engaging, and stimulating environment that encourages the recruitment and retention of veterans and military personnel. SEI was recognized as a “2024 Top 10-level Military Friendly® Employer” for companies with $1 billion to $5 billion in revenue and a “2023 Military Friendly® Spouse Employer.” In 2023, SEI Salutes: • Raised more than $7,000 for the Christmas in July Care Package Initiative, benefiting USO of PA and Southern NJ • Donated 13 large boxes of toys to the Montgomery-Harleysville Toys For Tots Campaign, a 19-year tradition for SEI’s Security team • Organized an annual Memorial Day event to place flags at the gravestones of veterans buried in two local cemeteries • Held the first female veterans panel that introduced four SEI employees who are also veterans. These veterans each served in different branches of the military across several generations, and they offered their unique perspectives on serving their country. • Collaborated with SBPN on an educational project to highlight the accomplishments of Black Americans who bravely served our nation. Profiles of 13 notable military individuals or groups were displayed around campus during May. • SEI facilitated three Gallup CliftonStrengths team events for the Hiring our Heroes cohorts. Hiring our Heroes is a 12-week program aimed at providing professional training and hands-on experience to service members transitioning to the civilian workforce. SEI Women’s Network (SWN) seeks to inspire and support the professional growth of women. SWN, through a board of 17 women and men, provides educational forums, hosts networking opportunities, and encourages success through personal and professional growth. The Women’s Network profiles women across the globe through its #HERSTORY campaign and culminates its activities with an annual leadership summit. In 2023, SWN: • Celebrated International Women’s Day across our global offices and created awareness around the 2022 theme #EmbraceEquity. In celebration of this theme, SWN facilitated conversations around the topics of mentorship, allyship, career mobility, and work-life balance. • Partnered with the Learning and Development team on the Women’s Development Series. In 2023, this partnership executed an 11-week spring cohort and a fall reunion for all past cohort participants. • Conducted a survey and focus groups with employees who identified as women and hold a title of manager or above to understand their motivations for applying or not applying to leadership roles at SEI • Hosted the “Listen, Learn, Lead” series, aimed at providing intimate space for employees to ask SEI’s leaders questions • Hosted networking events throughout the year to connect women and allies at SEI Somos SEI creates a community for SEI employees who identify as Latinos or are from a Latinx background, as well as those who are interested in learning from one another and collaborating with different cultures. Somos is comprised of 11 board members and a growing number of members. In 2023, Somos SEI: • Hosted the first Hispanic/Latinx Heritage Week at SEI during Hispanic Heritage Month to celebrate the histories, cultures, and contributions of people whose ancestors came from Spain, Mexico, the Caribbean, and Central and South America; activities included: — A “Heritage, Community, and Representation” panel with Javier Suarez, vice president and head of Strategic Partnerships at Greater Philadelphia Hispanic Chamber of Commerce; Nelson Diaz, Director at PECO, an Exelon Company, and Senior Member of Dilworth Paxson Law; and Shannon Morales, Founder and CEO at Tribaja — A meet and greet to connect with members of the Somos SEI board — A fiesta at which more than 200 SEI colleagues enjoyed live Latin music by Los Guachinangos, food, and fun • Hosted a Spanish reading time during Hispanic Heritage Month at SEI’s Family Center, where a member of Somos SEI read “Señorita Mariposa,” which describes the annual journey of butterflies from Canada to Mexico. The book was read in both English and Spanish. • Hosted a Midweek Mingle, where employees enjoyed Latin food during Hispanic Heritage Month The SEI Wellness ERG provides opportunities for employees to engage with one another through physical and social activities, improving our connections with each other, SEI, and our community. SEI Wellness organizes SEI’s sports and social clubs, which are run by employee champions and include a Pickleball Club, Running Club, and Softball Club. Employee benefits The physical, social, mental, and financial health and wellness of our employees are a top priority for SEI. In 2023, we introduced a number of new benefits and enhanced existing benefits to support our employees in their journeys at SEI. We also provide education and support for employees engaged in our financial benefits, including the U.S. SEI Capital Accumulation Plan, the SEI Employee Stock Purchase Plan, and our U.S. SEI Employee Investment Program. Policy enhancements and additions in 2023 include: • U.S. New Parent Leave (NPL) enhancements, offering birthing parents 16 weeks of pregnancy and child bonding leave and non-birthing parents eight weeks of child bonding leave. The leave is available to employees that welcome a child(ren) via birth or adoption. For employees who welcomed a child in the second half of 2022, we offered them an additional five weeks of NPL-child bonding leave. • Global Volunteer PTO, providing employees with two days of paid volunteer time annually to be used for an SEI Cares event or with a charitable organization of their choosing • Increase in paternity leave from two weeks to eight weeks in Ireland and the U.K. • Increase in fully paid maternity leave from 20 weeks to 26 weeks in the U.K. • Relaunch of shopping discounts in the U.K. SEI continues to offer retirement and savings plans that encourage employees to save for the long term and take ownership in the company. The U.S. SEI Capital Accumulation Plan (the corporate 401(k) plan) continued to have a high participation rate at 95.2% of all eligible employees, with an average deferral rate of 8.4%. More than 4,000 employees contributed to the plan in 2023, with 797 of them taking advantage of the Roth contribution option, representing a 60% increase in Roth participation from 2022. In 2023, more than 1,200 employees purchased shares of SEIC in the SEI Employee Stock Purchase Plan, and each contributed over $3,000 on average. The plan experienced a 4% increase in the number of employees participating. Participation in the SEI Employee Investment Program remained level in 2023, with 112 employees taking advantage of the program and investing more than $370,000 in SEI investment solutions. A subset of our Benefits team, the Wellness Team promotes employees’ physical, financial, and social well-being globally by creating forums to discuss healthy lifestyles, encouraging physical fitness, sharing caregiving information and advice, helping employees navigate workplace wellness challenges, and offering group sessions on a range of related topics. In 2023, the Wellness team placed a large priority on mental health offerings, including: • Mental health awareness training was incorporated into all 2023 manager training offerings. • Sixteen employees achieved Mental Health First Aid Certification from National Council for Mental Wellbeing. 2023 benefit changes: We introduced a number of new benefits and enhanced existing ones to support our employees in their SEI journeys.

- SEI hosted the inaugural Courageous Conversations, focused on the topic of cancer and featuring panelists from SEI and external organizations.
- An on-site and virtual Health Advocate counselor was made available to U.S. employees five times throughout 2023.

Education benefits

We encourage employees to stay relevant and develop a growth mindset by investing their time in programs outside of SEI to develop skills in leadership, technology, data, finance, and business. We offer both tuition and professional development reimbursement as employee benefits. In 2023, 75 employees completed 204 courses through our tuition reimbursement program, helping advance our knowledge and grow our leaders. Of the courses taken, 91% were in pursuit of a graduate degree. Additionally, our professional development reimbursement benefit helped 41 employees achieve 49 certifications in 2023.

Talent acquisition

SEI is committed to creating and maintaining a diverse and inclusive workforce and culture. We believe it is imperative to have a diversity of backgrounds, talent, and thought in order to address our clients' needs and encourage innovation. We value contributions that come from individual colleagues, including their perspectives, experiences, and ideas.

In keeping with that belief, SEI is proud to be an equal opportunity employer and a volunteer affirmative action program reporter. We continue to build diverse representation of our workforce by offering employment opportunities to BIPOC, women, differently abled people, LGBTQIA+, military service members, and veterans.

Our workforce strategy encompasses global outreach and programs focused on recruitment, retention, and the promotion of underrepresented groups within the financial services industry. Part of this strategy also includes partnerships with our ERGs (see page 26).

Global employee demographics

	Male	Female	Gender not declared	White	Persons of color	Race not declared
Senior leadership	72%	28%	0%	81%	12%	7%
Supervisors and managers	64%	36%	0%	67%	15%	18%
Individual contributors	68%	31%	1%	67%	24%	9%
Sales and relationship management	75%	25%	0%	81%	9%	10%
Technology	75%	23%	0%	50%	40%	10%

Note: The data above represents our global workforce as of Dec. 31, 2023, based on self-reporting by employees. A significant number of employees globally have elected not to declare their race.

Internal mobility

Maintaining a formalized internal mobility program for SEI is a critical component of our talent strategy. We're committed to making as much of an investment in recruiting from our current staff as we do recruiting outside our walls. By moving around our company, employees gain experience, skills, perspective, and knowledge about SEI to help drive their professional growth.

In 2023, our Internal Mobility team:

- Completed employee interviews on talent management, including "stay interviews" with more than 60 employees to gain insight into the lived experiences of employees across the company related to career pathing, development, and mobility
- Created internal mobility key performance indicators to track "nature of mobility"
- Initiated a pilot program for Workday Talent Module: Succession Planning
- Launched a Workday Talent Card review for implementation consideration, featuring a quick view of employee talent information

University relations

Our Workforce Development team continues to maintain relationships with more than 25 regional and national colleges and universities to build a talent pipeline across the organization. Through our partnerships with staff, professors, and student organizations, we have been successful in attracting a variety of talented students, with a focus on historically Black colleges and universities. In 2023, we focused recruitment efforts in several diversity programs, including a new partnership with Heights Philadelphia Internship for BIPOC students. Finally, SEI provided placements for internships across a number of jurisdictions, including participating in the U.K.'s 10,000 Black Interns initiative, offering and hosting four internships to university students and recent graduates to work in our London office.

We continue to explore new relationships with colleges, universities, and diversity recruiting partnerships, with a focus on underprivileged and underrepresented populations. The student pipeline model supports opportunities across our business—from entry-level to our junior leadership programs.

Employee statistics

In our 2024 proxy statement, we disclosed data that was generated in connection with the preparation of SEI's EEO-1 Report for 2023, which was submitted to the U.S. Equal Employment Opportunity Commission, covering demographic data for SEI's U.S. employees as of the payroll period of October 9–20, 2023.

Closing the gender pay gap

We strive to provide all of our employees with the opportunity to grow and contribute to our company's success. Our investments in our global gender diversity initiative are guided by our analysis of what we believe we are doing well and where we need to focus our energies to improve the ways we attract, develop, and retain our female employees.

In the U.K., our 2023 gender pay gap report was published in April 2024 and includes a snapshot from April 2022 to April 2023. Our mean fixed pay gap decreased from 22.2% to 21.6%, and our median fixed pay gap decreased from 9.0% to 6.0%. Our mean bonus gap has decreased from 70.0% to 67.9%, and our median bonus gap has increased marginally from 25.0% to 26.2%.[2]

In our Dublin office, our 2023 gender pay gap report includes a snapshot from June 2022 to June 2023. Our mean hourly pay gap decreased from 0.35% to -3.53%, and our median hourly pay gap decreased from -5.03% to -5.40%. Our mean bonus gap decreased from 26% to 18.9%; however, the median bonus gap increased from -10.0% to -6.25%.[3]

[2] U.K. gender pay gap figures reported as of April 5, 2023

[3] Ireland gender pay gap figures reported as of June 15, 2023

30 Sustainability report

Sustainability report 31

Training and development

The Workforce Development team provides multiple tools and resources to employees to support their growth and professional development through programs, classes, and coaching. We look to foster connection, engagement, and advancement for employees at all levels, all roles, and all locations. Our commitment to employees continued in 2023.

Instructor-led courses

Our corporate Learning, Leadership, and Coaching team (which now includes the technical training team from our largest business unit) leads the majority of our instructor-led courses, structuring them to promote the growth and development of all employees. The majority of our offerings are virtual, so all global employees may participate.

In 2023, we offered 245 live, instructor-led classes, connecting with more than 4,000 total employees globally. We offered approximately 68 professional development courses focused on building power skills for individual contributors, people managers, and leaders and covering a variety of topics from Gallup Strengths and emotional intelligence to Sustainable Investing and Artificial Intelligence. We continue to expand instructor-led offerings to our global and remote employees through both virtual and in-person training, running learning weeks in London and Dublin in 2023.

On-demand learning resources

To complement SEI's instructor-led training, employees are encouraged to utilize our on-demand learning resources, which include:

- **LinkedIn Learning:** Our license with LinkedIn Learning gives learners access to more than 7,000 on-demand courses facilitated by top industry professionals on topics that include Microsoft Azure, Excel Essentials, and Building Relationships. In 2023, employees viewed more than 15,600 courses and 116,500 videos.
- **GetAbstract:** Our access to GetAbstract empowers our employees with the most relevant business publications, expertly curated and summarized into bite-sized, quick-access learning opportunities. In 2023, SEI logged 2,364 downloads covering a multitude of topics on the site.

Women's development series

With the continued focus and need to ensure gender diversity within all levels at SEI, our Learning and Development team, in partnership with the SEI Women's Network, continued their Women's Development Series offering in Spring 2023. This 11-week cohort provided a balance of learning sessions, networking, and discussion circles with a focus on the growth and development of women at SEI. We leveraged an outside learning vendor, Templar Associates, to facilitate three of the sessions, while Learning and Development facilitated the others. In the fall, we hosted a reunion for all previous participants from four cohorts. This was a day of learning and networking for the group, utilizing partners from IBM to provide learning sessions and the SEI Women's Network to facilitate networking and a leadership panel discussion.

Manager Offsite

In partnership with St. Joseph's University, Learning and Development created and launched spring and fall cohorts of the Manager Offsite. This offsite is an immersive, two-day leadership development experience on campus at St. Joseph's University and facilitated by their faculty. Each cohort included 30 managers from across SEI that have been in their role for at least five years and have taken part in our Manager Series class offerings. The topics covered during the offsite included leading through change, conflict management, inclusive leadership and more through panel discussions, lecturettes, networking, and team-building activities.

2023 learning highlights

INSTRUCTOR-LED	LINKEDIN LEARNING	GETABSTRACT
10,000+ Instructor-led class participants	**3,759** Courses completed	**2,364** Downloads
68 Course options with 245 instructor-led training sessions	**101,335** Videos completed	

AI AT SEI: TRAINING AND DEVELOPING OUR WORKFORCE FOR THE FUTURE

In 2023, we launched the AI Center of Excellence to help our employees become better technologists, streamline operations, and improve client services through the use of artificial intelligence (AI). With more than 300 participants from across the organization, the group identifies and implements new use cases and ways to accelerate the adoption of AI. We expect these efforts to enhance SEI's operational excellence initiatives, while also driving growth for our clients.

In February 2024, we announced a strategic partnership with TIFIN, a leading platform accelerating the adoption of AI in wealth management. With this partnership, we expect to more rapidly explore, develop, and deliver new offerings, while also providing cross-collaboration, training, and development for both teams through access to a greater pool of talent focused on emerging technologies.

32 Sustainability report

Sustainability report 33

35Sustainability report34 Sustainability report 2023 CORPORATE RECOGNITION SEI was named a 2023 LUMINARIES award winner in the “Community Impact” category by ThinkAdvisor (November 2023). SEI was named a finalist at the 2023 Industry Awards in the “Inclusion in Wealth Management” category by WealthManagement.com (June 2023). SEI was named a “2024 Top 10-level Military Friendly® Employer” for companies with $1 billion to $5 billion in revenue. SEI was also recognized as a “2023 Military Friendly® Spouse Employer” (November 2023). SEI has been honored by Military Friendly® since 2016. Energize In late 2023, the Energize Program launched with the goal of connecting, educating, and engaging our workforce. Our inaugural event, Energize Week, aimed to inspire and excite our workforce around the numerous benefits SEI offers. Throughout the week, in-person seminars were held for the first time since the COVID-19 pandemic; an employee resource fair offered employees the opportunity to speak with members of our benefits, Workforce Development, and ERG teams; and keynote speaker Adam Smiley Poswolsky discussed ways to create a purpose-driven workforce. The week was well-attended with more 2,000 employees participating throughout the various events, including more than 350 who attended in-person classes, 750 who attended the resource fairs, and a standing-room audience for the keynote speaker. Emerge Leadership Development Program In September 2023, SEI hosted the fifth cohort of the Emerge Leadership Development Program. The program was adapted from an executive leader nomination-based selection process to open application for employees meeting leadership criteria. These changes move us closer to our goal of achieving an equitable and transparent selection process. Twenty-seven global participants were selected from 86 applicants across SEI. Connected Leaders Academy As part of SEI’s commitment to fostering an inclusive culture, we partnered with McKinsey’s Connected Leaders Academy to offer accelerated development opportunities to diverse talent. The goal of the Connected Leaders Academy is to accelerate the progression of leaders in our organization. Associates and internship programs Our global Associates and internship programs equip recent and soon-to-be graduates with the tools, exposure, and development opportunities necessary to launch their SEI careers. Upon successful completion of these programs, participants receive ongoing support to enable their long-term success at SEI. In 2023, we accommodated two of our largest Associate and intern classes with 64 and 55 participants, respectively. Design Thinking In 2023, 150 employees participated in our Design Thinking program, which offers in-depth experiential learning around Design Thinking. The program has created cultural support for thinking and working with an open mindset, a focus on others and users, and an inherent appreciation of diversity to foster creative problem-solving. It takes a user-centered approach, builds on the empathy gained by research and data synthesis, and moves into idea generation with the user’s point of view as a basis for solution. By challenging the “problem” or opportunity presented with tools and process of insight gathering, we address the root cause or end user’s needs through our own understanding, experience, and awareness of biases surrounding the situation. From ideation, Design Thinking moves through prioritization, prototyping, testing, and feedback in an iterative loop toward product development, bringing diverse perspectives and experiences into the process at each step. The focus then shifts to delivering a minimum viable product, allowing for speed and agility in the product launch phase.

Environmental sustainability.

Our commitment to sustainability includes seeking opportunities to manage our operations efficiently and working to reduce our environmental footprint at our corporate headquarters and data center, as well as in our global offices. We aim to manage our greenhouse gas emissions, effectively manage our waste, and benefit the local watershed near our corporate headquarters.

Our Facilities team, which manages our operational practices, reports regularly to our Global Head of Operations and other executive management.

Greenhouse gas emissions

Because SEI provides technology and investment solutions, our greenhouse gas emissions are primarily associated with office and data center energy consumption.

At our headquarters, we have invested in energy efficiency by upgrading our building management system (BMS) and related HVAC equipment. Our air-handling unit and outside air units are retrofitted with variable speed drives to reduce energy consumption. Additionally, our systems are designed to take advantage of cooler ambient air temperatures in the spring and fall to achieve "free cooling" as needed. In 2023, we completed the first phase of LED lighting installation throughout campus, which has resulted in a 55% reduction in wattage in these areas.

Greenhouse gas emissions

				2023	2022	2021
	Oaks, PA Campus	**Data Center**	**Global Offices**	**Total**	**Total**	**Total**
Energy Consumption						
Scope 1: Direct Energy (Therms)	17,627	0	0	17,627	17,851	15,452
Scope 1: Direct Energy (Gallons)	1,223	1,031	0	2,254	2,969	4,651
Scope 2: Purchased Electricity (MWh)	12,780	7,367	2,383	22,530	20,951	19,779
Greenhouse Gas Emissions						
Scope 1: Direct (tCO_2e)	117	0	0	117	125	130
Scope 2: Purchased Electricity (tCO_2e)	2,514	1,357	870	4,741	3,659	4,545
Scope 3 Category 6: Business Travel (tCO_2e)	N/A	N/A	N/A	769	415	84
Total	**2,631**	**1,357**	**870**	**5,627**	**4,200**	**4,759**
Emissions Intensity						
Revenue (tCO_2e/US $1 million)	N/A	N/A	N/A	2.93	2.11	2.36
Area ($tCO_2e/1,000\ ft^2$)	4.23	47.28	4.70	6.73	5.19	5.62
Employees (tCO_2e/FTE)	0.70	N/A	0.77	1.15	0.79	0.98

* All emissions totals reflect market-based emissions. Please see our CDP report for full disclosure of both market-based and location-based data.

Market-based, location-based and scope definitions are as defined by the Greenhouse Gas Protocol. The formulas used to complete calculations for all scopes are also those set forth by the Greenhouse Gas Protocol.

36 Sustainability report

Sustainability report 37

Our 104,000-square-foot Valley View building in Oaks exceeds high-efficiency standards from the Building Owners and Managers Association (BOMA) and features electrochromic glass that reduces solar loads and increases HVAC efficiency. The design also incorporates energy recovery units into the ventilation system that improve indoor air quality, while maintaining preconditioned heating and cooling year-round.

We operate 34,000 square feet of data center space that uses closed glycol loop technology with variable speed pumps to reduce energy consumption, while our BMS maximizes free cooling throughout the year. Additional energy efficiency is achieved through sophisticated computer modeling of airflow on the raised floor area. Ongoing replacement of computer room air-conditioning units will continue to improve energy efficiency in our data center.

At one of our two offices in Dublin, Ireland, 100% of the electricity is produced by renewable sources. In March 2023, SEI purchased wind-powered renewable energy credits (RECs) that covered 50% of the electricity consumed at our Oaks campus.

In 2023, SEI's total greenhouse gas emissions from energy production, consumption, and business travel were estimated to be 5,627 tCO_2e.

For more details on SEI's greenhouse gas emissions and initiatives, visit our CDP Report on the CDP website.

Waste management

Successful waste management relies on our employees' participation. To make recycling a simple and routine habit, we instituted single-stream recycling in all of our offices, cafeterias, and office pantries. In 2023, SEI recycled 49% of waste, by weight, produced at our headquarters. In 2023, our IT equipment recycling program resulted in 12.4 tons of recycled material. SEI's office equipment recycling program resulted in over 22 metric tons of light iron recycled from obsolete office furniture and supplies. During the switch to LED lighting on our Oaks campus, we recycled 2,116 pounds of fluorescent bulbs and 891 pounds of non-PCB ballasts.

The Green Team leads efforts to reduce the production of waste in our offices. These efforts include creating signage to educate employees about waste reduction and recycling.

Currently, we only purchase eco-products for use in our cafeteria locations. Our cafeterias installed single-serve napkin and utensil dispensers and use salad bowls that are made with PLA, a plant-based plastic that is made from renewable resources. The clamshell food containers we use are made of sustainable, renewable molded fiber paper using ASTM D6868 certified materials.

Water resources

In 2023, SEI used about 12.1 million gallons of water at our corporate headquarters in Oaks.



WATER REDUCTION INITIATIVES

Perkiomen Creek Watershed

SEI's corporate headquarters comprises a 135-acre campus about 25 miles outside of Philadelphia that is designed to maintain the natural landscape and support the local habitat for plants and animals in the watershed.

38 Sustainability report

Sustainability in our cafeteria

In partnership with our dining service partner, SEI aims to incorporate sustainability into our dining services at our headquarters cafeteria.

2023 HIGHLIGHTS

100%	Yogurt products without artificial growth hormones
97%	Chicken produced without routine use of human antibiotics
93%	Certified Humane cage-free eggs
50%	Seafood meets Seafood Watch sustainable sourcing criteria
100%	Turkey produced without the routine use of human antibiotics
100%	Dairy free of artificial hormones
8%	Produce and dairy sourced locally (<250 miles)

693

Gallons of waste oil collected and recycled into biodiesel using FiltaBio Service

Sustainability report 39

Value Reporting SASB® Standards.

SEI reports using guidance from the Value Reporting Foundation's SASB standards for the Software and IT services and Asset Management and Custody sectors.

All figures reported in U.S. dollars as of Dec. 31, 2023, unless noted otherwise.

40 Sustainability report

Software and IT services – activity metrics

Metric	Code	Disclosure
(1) Number of licenses or subscriptions, (2) percentage cloud-based	TC-SI-000.A	Not applicable due to structure of business.
(1) Data processing capacity, (2) percentage outsourced	TC-SI-000.B	SEI has clients that utilize our data processing and storage capabilities across all of our solutions: • 40 banks and trust institutions (on TRUST 3000®) • 69 banks, independent wealth managers, and other wealth managers (on the SEI Wealth Platform℠) • 92 banks, wealth managers, and other financial services intermediaries (who had at least $5 million each in customer assets invested in our programs) • 2,300 financial advisors (who had at least $5 million each in customer assets invested in our programs) • 558 institutional clients • 545 investment management companies SEI does not outsource data processing. There may be a few exceptions.
(1) Amount of data storage, (2) percentage outsourced	TC-SI-000.C	SEI storage totals by platform (data protection saves and Exadata are not included): • Azure 0.261 PB • Snowflake 0.113 PB • Enterprise 4.8 PB • Midrange: 4.2 PB • File: 2.6 PB Approximately 3.1% of our storage is outsourced.

Environmental footprint of hardware infrastructure

Metric	Code	Disclosure
Total energy consumed, percentage grid electricity, percentage renewable	TC-SI-130a.1	Greenhouse gas emissions, page 37.
Total water withdrawn, total water consumed, percentage of each in regions with high or extremely high baseline water stress	TC-SI-130a.2	SEI maintains three offices in regions considered to have high or extremely high baseline water stress, according to the World Resources Institute's Water Risk Atlas. All three are office spaces that do not withdraw or consume significant volumes of water.
Discussion of the integration of environmental considerations into strategic planning for data center needs	TC-SI-130a.3	Environmental sustainability, page 36.

Sustainability report 41

Data privacy and freedom of expression

Metric	Code	Disclosure
Description of policies and practices relating to behavioral advertising and user privacy	TC-SI-220a.1	Data privacy, page 8.
Number of users whose information is used for secondary purposes	TC-SI-220a.2	SEI does not use client information for secondary purposes.
Total amount of monetary losses as a result of legal proceedings associated with user privacy	TC-SI-220a.3	SEI legal proceedings can be found in our 2023 Form 10-K.
Number of law enforcement requests for user information, number of users whose information was requested, percentage resulting in disclosure	TC-SI-220a.4	Because of the sensitive and proprietary nature of these data points, we choose not to disclose this data at this time.
List of countries where core products or services are subject to government-required monitoring, blocking, content filtering, or censoring	TC-SI-220a.5	SEI does not operate in countries where products or services are subject to government-required monitoring, blocking, content filtering, or censoring.

Data security

Metric	Code	Disclosure
Number of data breaches, percentage involving personally identifiable information, number of users affected	TC-SI-230a.1	Material losses or material litigation or regulatory matters are reported in our 2022 Form 10-K, as applicable.
Description of approach to identifying and addressing data security risks, including use of third-party cybersecurity standards	TC-SI-230a.2	Information security, page 12.

Recruiting and managing a global, diverse, and skilled workforce

Metric	Code	Disclosure
Percentage of employees that require a work visa	TC-SI-330a.1	Approximately 3.3% of our workforce require work visas.
Employee engagement as a percentage	TC-SI-330a.2	SEI distributed a companywide engagement survey in 2021 and earned the Top Workplace USA designation based on our scores and employee feedback.
Percentage of (1) gender and (2) diversity group representation for (a) executive management, (b) non-executive management, (c) technical employees, and (d) all other employees	TC-SI-330a.3	Our people, page 24.

42 Sustainability report

Managing systematic risks from technology disruptions

Metric	Code	Disclosure
Number of (1) performance issues and (2) service disruptions; (3) total customer downtime	TC-SI-550a.1	Material performance issues and service disruptions can be found in our 2023 Form 10-K, as applicable.
Description of business continuity risks related to disruptions of operations	TC-SI-550a.2	Business continuity, page 9.

Asset management and custody activities – activity metrics

Metric	Code	Disclosure
(1) Total assets under management (AUM)	FN-AC-000.A	$432 billion in assets under management. Our affiliate, LSV Asset Management, manages $89.3 billion, which is not included in this report. Additional information available in our 2023 Form 10-K.
Total assets under custody and supervision	FN-AC-000.B	$942.8 billion in assets under administration. Additional information available in our 2023 Form 10-K.

Transparent information and fair advice for customers

Metric	Code	Disclosure
(1) Number and (2) percentage of covered employees with a record of investment-related investigations, consumer-initiated complaints, private civil litigations or other regulatory proceedings	FN-AC-270a.1	Within the last five years, none of SEI's covered employees has disclosed that he or she has been involved in a legal proceeding related to the investment advisory or brokerage business. Additional information found at adviserinfo.sec.gov.
Total amount of monetary losses as a result of legal proceedings associated with marketing and communication of financial product-related information to new and returning customers	FN-AC-270a.2	SEI is subject to federal securities laws and required to file annual and quarterly reports with the SEC on Forms 10-K (Part I, Item 3. Legal Proceedings, Related Notes to the Financial Statements, etc.) and 10-Q (Part II, Item 1. Legal Proceedings, Related Notes to the Financial Statements, etc.). These filings and additional information found at seic.com/investor-relations.
Description of approach to informing customers about products and services	FN-AC-270a.3	Fair marketing and communications, page 8.

Sustainability report 43

Employee diversity and inclusion

Metric	Code	Disclosure
Percentage of gender and racial/ ethnic group representation for (1) executive management, (2) non-executive management, (3) professionals, and (4) all other employees	FN-AC-330a.1	Our people, page 24.

Incorporation of ESG factors in investment management and advisory

Metric	Code	Disclosure
Amount of assets under management by asset class, that employ (1) integration of ESG issues, (2) sustainability themed investing, and (3) screening	FN-AC-410a.1	Sustainable investing solutions, page 18.
Description of approach to incorporation of ESG factors in investment and/or wealth management processes and strategies	FN-AC-410a.2	Sustainable investing, page 14.
Description of proxy voting and investee engagement policies and procedures	FN-AC410a.3	Investment stewardship, page 19.

Financed emissions

Metric	Code	Disclosure
Absolute gross financed emissions, disaggregated by (1) Scope 1, (2) Scope 2, and (3) Scope 3	FN-AC-410b.1	SEI has not calculated its financed emissions but may look to do so in the future.
Total amount of assets under management (AUM) included in the financed emissions disclosure	FN-AC-410b.2	SEI has not calculated its financed emissions but may look to do so in the future.
Percentage of total assets under management (AUM) included in financed emissions calculation	FN-AC-410b.3	SEI has not calculated its financed emissions but may look to do so in the future.
Description of the methodology used to calculate financed emissions	FN-AC-410b.4	SEI has not calculated its financed emissions but may look to do so in the future.

44 Sustainability report

Business ethics

Metric	Code	Disclosure
Total amount of monetary losses as a result of legal proceedings associated with fraud, insider trading, anti-trust, anti-competitive behavior, market manipulation, malpractices or regulations	FN-AC-510a.1	SEI legal proceedings can be found in our 2022 Form 10-K.
Description of whistleblower policies and procedures	FN-AC-510a.2	Ethics and compliance, page 7.

Systemic risk management

Metric	Code	Disclosure
Description of approach to incorporation of liquidity risk management programs into portfolio strategy and redemption risk management	FN-AC-550a.2	Liquidity risk, page 23.
Total exposure to securities financing transactions	FN-AC-550a.3	Certain funds may have exposure. Where relevant, this information is provided in fund disclosure materials.
Net exposure to written credit derivatives	FN-AC-550a.4	Certain funds may have exposure. Where relevant, this information is provided in fund disclosure materials.

Sustainability report 45

Discover SEI.® SEI delivers technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, SEI works with corporations, financial institutions and professionals, and ultra-high-net-worth families to solve problems, manage change, and help protect assets—for growth today and in the future. As of December 31, 2023, SEI manages, advises, or administers approximately $1.4 trillion in assets. For more information, visit seic.com. Legal notices This document contains forward-looking statements within the meaning of the rules and regulations of the Securities and Exchange Commission. In some cases, you can identify forward- looking statements by the words “may,” “remains,” “will,” “expect,” “plan,” “believe,” “continue,” or “appear.” Our forward- looking statements include discussions about future operations, strategies, and practices, including: • The benefits we or our stakeholders may derive from the policies, procedures, and initiatives described in this document. • The impact and/or success that the practices and initiatives described in this document may have. • The degree to which we will pursue, invest in, or implement any of the initiatives, strategies, or practices described in this document. • Our focus on sustainable growth in earnings per share, generating recurring revenue and predictable cash flows. You should not place undue reliance on our forward-looking statements as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission and available on our website at seic. com/investor-relations and on the Securities and Exchange Commission’s website (sec.gov). We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements. © 2024 SEI® 240265.03 08/24 1 Freedom Valley Drive P.O. Box 1100 Oaks, PA 19456 610-676-1000 seic.com